Exhibit 99.1

NEWS RELEASE

Contact:	Suzy W. Taylor
866-652-1810

FirstCity Financial Corporation Reports Second Quarter 2009 Results and Activities

Waco, Texas August 12, 2009……….

Highlights:

•      FirstCity reported second quarter 2009 earnings of $7.7 million or $0.76 per diluted share.

•      FirstCity invested $70.9 million in domestic portfolio acquisitions and other investments during the quarter.

•      FirstCity reported continued earning asset growth of $37.0 million for the second quarter of 2009 — as total earning assets grew to $383.2 million at June 30, 2009.

•      FirstCity has invested $21.3 million in domestic portfolio acquisitions and other investments subsequent to the second quarter of 2009.

Second Quarter 2009 and Business Outlook

FirstCity generated net earnings of $7.7 million for the second quarter of 2009, which is a $14.2 million increase over the $6.5 million net loss reported for the second quarter of 2008. The diluted net income per common share was $0.76 in the second quarter of 2009, compared to a diluted net loss per common share of $0.63 for the same period last year. The earnings improvement was a result of (1) increased revenues directly associated with higher domestic collections in the second quarter of 2009 compared to the same period last year; (2) a $6.5 million decline in FirstCity’s combined share of impairment in the second quarter of 2009 compared to 2008; and (3) a $2.0 million increase in the combined impact of foreign currency exchange gains from FirstCity’s foreign investments in the second quarter of 2009 compared to the same period last year.

Jim Sartain, Chief Executive Officer, said, “We are very pleased with our strong earnings performance in the second quarter. The current economic environment has presented numerous investment opportunities for each of our business segments. These investments in turn have provided positive cash flows, allowing us to leverage our long-time expertise and continue to take advantage of the opportunities in the current market.”

FirstCity’s investments of $70.9 million during the second quarter included $48.6 million of domestic portfolio assets with a face value of $117.8 million acquired primarily from the FDIC; $7.9 million of SBA loan advances and originations; and $14.4 million of debt and equity investments. In addition, subsequent to June 30, 2009, the Company was involved in acquiring $36.4 million of Portfolio Assets with a face value of approximately $52.1 million — of which FirstCity’s investment share was $18.3 million. FirstCity also funded $3.0 million of additional loan investments after quarter-end.

(more)

The Company continues to experience positive growth with the unrealized future gross profit associated with its core portfolio asset business. At the end of June 2009, the unrealized future gross profit on these assets increased to $155.5 million, which is up from $122.3 million at the end of December 2008. Unrealized future gross profit is a non-GAAP measure. Refer to the Schedule of Estimated Unrealized Gross Profit from Portfolio Assets on page 10 of this release for a reconciliation of this measure with the most directly comparable financial measure calculated and presented in accordance with U.S. generally accepted accounting principles.

FirstCity has $350.0 million of credit facility commitments available to finance its portfolio and asset purchases, capital investments in new ventures, and to provide for working capital to support our growth. At June 30, 2009, FirstCity’s maximum borrowing capacity under these credit commitments approximated $74.4 million (subject to borrowing base requirements of the respective credit facilities). These credit facilities are available to FirstCity through their maturity in November 2010. FirstCity is in compliance with all covenants and requirements set forth in the underlying credit agreements for these credit facilities.

Items impacting comparability of results for the second quarter of 2009 are as follows:

Total assets at the end of second quarter 2009 expanded to $421.3 million compared to $378.2 million at the end of first quarter 2009 as a result of FirstCity’s loan portfolio acquisitions and other investments during the quarter. The Company’s earning assets experienced a corresponding increase to $383.2 million at the end of June 2009 compared to $346.2 million at the end of March 2009.

Revenues in the second quarter of 2009 increased to $20.7 million compared to $11.5 million in the second quarter last year. The Company’s earnings in the second quarter of 2009 included $14.1 million of income and gains from Portfolio Assets, $1.6 million of interest income from loans receivable, and $2.4 million of fee income attributable to our loan servicing platform. Increased revenue in the second quarter of 2009 is a result of increased collections on consolidated portfolios to $51.7 million in the second quarter of 2009 compared to $11.4 million in the same period a year ago, and FirstCity’s increased holdings in earning assets ($383.2 million at the end of June 2009 compared to $296.3 million at the end of June 2008).

The Company recorded net provisions for loss of $2.0 million during the second quarter of 2009 compared to $8.5 million in the second quarter of 2008. The provisions in second quarter of 2009 were recorded to reflect declines in values of loan collateral and real estate assets. The global distribution of the $2.0 million of net impairment provisions in the second quarter of 2009 includes $2.9 million for domestic assets, $0.2 million related to Latin American assets, and $1.1 million of net recoveries related to European assets. The net provisions were allocated between consolidated portfolios ($0.7 million) and non-consolidated subsidiaries ($1.3 million) in the second quarter 2009.

Foreign currency exchange gains of $2.2 million were recorded during the second quarter of 2009 compared to $0.2 million of foreign currency exchange gains for the same period in 2008. In the second quarter of 2009, $1.8 million of the Company’s foreign currency exchange gains were attributable to the strengthening of the Mexican peso against the U.S. dollar.

In the second quarter of 2009, the Company also recorded a $1.5 million gain attributable to a transaction in which the Company acquired a controlling financial interest in certain French Acquisition Partnerships. The Company owned a noncontrolling equity interest in these entities prior to the transaction. Under the new business acquisition accounting standards (SFAS 141R), the Company’s previously-held noncontrolling interests in the entities were remeasured to fair value on the acquisition date (May 2009) — which resulted in the Company’s recognition of the gain.

Equity in earnings of unconsolidated subsidiaries was $1.2 million in the second quarter of 2009 compared to $3.0 million of net earnings for the same period a year ago. The decline was caused primarily by a decrease in Acquisition Partnership collections to $22.0 million in the second quarter of 2009 from $55.5 million for the same period last year — which corresponds to a decrease in the Acquisition Partnerships’ portfolio asset holdings (i.e. earning assets) to $276.5 million at June 2009 from $412.8 million at June 2008. FirstCity’s average investment in equity-method investments (including Acquisition Partnerships) decreased to $71.2 million for the second quarter of 2009 compared to $89.1 million for the second quarter of 2008. Since a majority of FirstCity’s portfolio acquisitions over the past twelve months were acquired through consolidated Portfolios instead of equity investments in Acquisition Partnerships, the Company expects income from consolidated investments to off-set the decline in equity earnings.

Selected financial data for the second quarter of 2009:

The Company’s total operating expenses (excluding provision, interest and income tax expenses) experienced a modest decline to $9.6 million for the second quarter of 2009 from $10.0 million in the second quarter of 2008 — attributed primarily to $0.9 million of consolidated foreign exchange gains recorded in the second quarter 2009 compared to $0.4 of foreign exchange losses in the same period a year ago. This favorable impact was off-set partially by a $0.7 million increase in salaries for the second quarter 2009 compared to the same quarter last year.

Total interest expense decreased to $3.6 million in the second quarter of 2009 from $3.8 million for the same period in 2008 (even though FirstCity’s second quarter average debt holdings increased to $302.5 million in 2009 from $197.6 million in 2008). The interest expense decrease is attributable to the Company’s lower average cost of funds of 4.8% during the second quarter of 2009 compared to 7.6% from the same period in 2008 due to a decline in market interest rates over the past twelve months.

Conference Call

A conference call will be held on Wednesday, August 12, 2009 at 9:00 a.m. Central Time to discuss second quarter results. A question and answer session will follow the prepared remarks. Details to access the call and webcast are as follows:

Event:	FirstCity Financial Corporation Second Quarter 2009 Conference Call
Date:	Wednesday, August 12, 2009
Time:	9:00 a.m. Central Time
Host:	James T. Sartain, FirstCity’s President and Chief Executive Officer

Web Access:	FirstCity’s web page -	www.fcfc.com/invest.htm or,
	CCBN’s Investor websites -	www.streetevents.com and,
www.earnings.com

Dial In Access:	Domestic	866-730-5763
	International	857-350-1587

	Pass code	62900092

Replay available on FirstCity’s web page (www.fcfc.com/invest.htm)

FirstCity Financial Corporation is a diversified financial services company with operations dedicated primarily to distressed asset acquisitions and special situations investments. FirstCity has offices in the U.S. and affiliate organizations in Europe and Latin America. FirstCity common stock is listed on the NASDAQ Global Select Market (NASDAQ: FCFC).

Forward-Looking Statements

FirstCity may from time to time make written or oral forward-looking statements, including statements contained in this press release, FirstCity’s filings with the Securities and Exchange Commission (“SEC”), in its reports to stockholders and in other FirstCity communications. These statements relate to FirstCity’s or management’s intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future and may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this press release are based upon management’s beliefs, assumptions and expectations of the Company’s future operations and economic performance, taking into account currently available information. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties, some of which are not currently known to us. Actual events or results may differ from those expressed or implied in any such forward-looking statements as a result of various factors, including the risk factors and other risks that are described from time to time in the Company’s filings with the SEC including but not limited to its annual reports on Form 10-K, its quarterly reports on Form 10-Q, and its current reports on Form 8-K, filed with the SEC and available through the Company’s website, which contain a more detailed discussion of the Company’s business, including risks and uncertainties that may affect future results. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. Information in this press release may be superseded by more recent information or statements, which may be disclosed in later press releases, subsequent filings with the SEC or otherwise. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or to reflect any change in events, conditions or circumstances on which any such forward-looking statements are based, in whole or in part.

FirstCity Financial Corporation

Summary of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Revenues:
Servicing fees	$2,403	$2,706	$4,795	$4,906
Income from Portfolio Assets	14,077	5,622	23,120	10,557
Gain on sale of SBA loans held for sale, net	610	133	610	142
Interest income from SBA loans	295	366	641	842
Interest income from loans receivable - affiliates	939	483	1,862	633
Interest income from loans receivable - other	364	355	793	630
Revenue from railroad operations	705	859	1,452	1,664
Other income	1,268	965	3,069	1,619
Total revenues	20,661	11,489	36,342	20,993
Expenses:
Interest and fees on notes payable to banks	3,145	3,758	6,189	7,441
Interest and fees on notes payable to affiliates	444	—	877	—
Salaries and benefits	6,032	5,297	11,086	10,327
Provision for loan and impairment losses	677	7,090	1,783	10,120
Asset-level expenses	1,417	1,427	2,654	2,988
Occupancy, data processing and other	2,182	3,303	5,588	5,758
Total expenses	13,897	20,875	28,177	36,634
Equity in net earnings of subsidiaries	1,198	3,008	1,052	5,848
Step acquisition gain from business combination	1,455	—	1,455	—
Earnings (loss) before income taxes	9,417	(6,378)	10,672	(9,793)
Income taxes	(440)	(98)	(703)	(289)
Net earnings (loss)	8,977	(6,476)	9,969	(10,082)
Less: net income attributable to noncontrolling interests	1,231	53	1,579	31
Net earnings (loss) attributable to FirstCity	$7,746	$(6,529)	$8,390	$(10,113)

Basic earnings (loss) per common share are as follows:
Net earnings (loss) attributable to FirstCity stockholders	$0.79	$(0.63)	$0.85	$(0.97)
Weighted average common shares outstanding	9,832	10,357	9,832	10,471

Diluted earnings (loss) per common share are as follows:
Net earnings (loss) attributable to FirstCity stockholders	$0.76	$(0.63)	$0.84	$(0.97)
Weighted average common shares outstanding	10,135	10,357	9,983	10,471

Selected Unaudited Balance Sheet Data

	June 30,	December 31,
	2009	2008
Cash and cash equivalents	$25,521	$19,103
Restricted cash	1,115	1,217
Earning assets:
Portfolio acquisition and resolution assets:
Domestic	236,465	167,211
Latin America	42,463	42,426
Europe	63,802	48,612
Other	—	228
Special situations platform assets	40,483	37,786
Service fees receivable and other assets	11,488	12,354
Total assets	$421,337	$328,937

Notes payable to banks	$295,975	$242,889
Note payable to affiliate	8,658	8,658
Other liabilities	17,585	11,515
Total liabilities	322,218	263,062
Total equity	99,119	65,875
Total liabilities and equity	$421,337	$328,937

FirstCity Financial Corporation

Supplemental Information

(Dollars in thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Summary Operating Statement Data for Each Segment
Portfolio Asset Acquisition and Resolution segment:
Revenues	$18,969	$10,017	$32,266	$18,250
Equity in net earnings of subsidiaries	1,840	3,364	855	6,204
Step acquisition gain from business combination	1,455	—	1,455	—
Expenses	(9,805)	(11,231)	(20,178)	(21,368)
Operating contribution before provision for loan and impairment losses	12,459	2,150	14,398	3,086
Provision for loan and impairment losses	(290)	7,090	816	10,120
Net income attributable to noncontrolling interests	(1,611)	(67)	(1,528)	(38)
Operating contribution (loss), net of taxes	$11,138	$(5,007)	$12,054	$(7,072)

Special Situations Platform segment:
Revenues	$1,575	$1,427	$3,913	$2,516
Equity in net earnings (loss) of subsidiaries	(642)	(356)	197	(356)
Expenses	(1,478)	(899)	(2,887)	(1,716)
Operating contribution (loss) before provision for loan and impairment losses	(545)	172	1,223	444
Provision for loan and impairment losses	967	—	967	—
Net loss (income) attributable to noncontrolling interests	380	14	(51)	7
Operating contribution (loss), net of taxes	$(1,132)	$186	$205	$451

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Portfolio Asset Acquisition and Resolution segment:
Revenues and equity in earnings of investments by region:
Domestic	$15,785	$6,177	$25,518	$11,807
Latin America	4,355	3,853	5,274	6,888
Europe	661	3,340	2,313	5,735
Canada	8	11	16	24
Total	$20,809	$13,381	$33,121	$24,454

Revenues and equity in earnings of investments by source:
Equity in net earnings of subsidiaries	$1,840	$3,364	$855	$6,204
Income from Portfolio Assets	14,077	5,622	23,120	10,557
Servicing fees	2,403	2,706	4,795	4,906
Gain on sale of SBA loans held for sale, net	610	133	610	142
Interest income from SBA loans	295	366	641	842
Interest income from affiliates	553	147	1,089	297
Interest income from loans receivable - other	207	123	414	136
Other	824	920	1,597	1,370
Total	$20,809	$13,381	$33,121	$24,454

Special Situations Platform segment:
Revenues and equity in earnings of investments by source:
Equity in net earnings (loss) of subsidiaries	$(642)	$(356)	$197	$(356)
Interest income from loans receivable - affiliates	386	336	773	336
Interest income from loans receivable - other	158	232	379	494
Revenue from railroad operations	705	859	1,452	1,664
Other	326	—	1,309	22
Total	$933	$1,071	$4,110	$2,160

Number of personnel at period end:
Domestic, Portfolio Asset Acquisition and Resolution segment	82	77
Domestic, Special Situations Platform segment	25	24
Latin America	127	127
Corporate	31	35
Total personnel	265	263

FirstCity Financial Corporation

Supplemental Information

(Dollars in thousands)

(Unaudited)

Portfolio Purchases and Other Investments:

							FirstCity
	Portfolio Purchases					FirstCity	Investment
			Latin		FirstCity	Investment	in Special
	Domestic	Europe	America	Total	Investment	in Other	Situations	Total
2009
2nd Quarter	$67,085	$—	$—	$67,085	$48,559	$19,149	$3,164	$70,872
1st Quarter	70,238	—	—	70,238	64,907	6,418	2,400	73,725
Total Year 2009	$137,323	$—	$—	$137,323	$113,466	$25,567	$5,564	$144,597
2008
4th Quarter	$26,363	$1,823	$—	$28,186	$27,183	$10,071	$3,150	$40,404
3rd Quarter	2,912	—	1,576	4,488	3,241	6,040	—	9,281
2nd Quarter	28,427	—	8,314	36,741	33,448	15,443	16,756	65,647
1st Quarter	6,692	—	13,207	19,899	8,435	1,453	—	9,888
Total Year 2008	$64,394	$1,823	$23,097	$89,314	$72,307	$33,007	$19,906	$125,220
Total Year 2007	$121,679	$23,199	$69,455	$214,333	$126,714	$10,476	$11,530	$148,720
Total Year 2006	$136,596	$102,158	$58,236	$296,990	$144,048	$28,181	$—	$172,229

Portfolio Asset Acquisition and Resolution segment:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Aggregate purchase price of portfolios acquired:
Acquisition partnerships
Domestic	$67,085	$28,426	$137,323	$35,119
Latin America	—	8,314	—	21,521
Europe	—	—	—	—
Total	$67,085	$36,740	$137,323	$56,640

	Purchase	FirstCity’s
	Price	Investment
Historical Acquisitions of Portfolios - Annual:
Six months ended June 30, 2009	$137,323	$113,466
2008	89,314	72,307
2007	214,333	126,714
2006	296,990	144,048
2005	146,581	71,405
2004	174,139	59,762

	June 30,	December 31,
	2009	2008
Portfolio acquisition and resolution assets by region:
Domestic	$236,465	$167,211
Latin America	42,463	42,426
Europe	63,802	48,612
Canada	—	228
Total	$342,730	$258,477

Special Situations Platform segment:

	Total	FirstCity Denver’s Investment
	Investment	Debt	Equity	Total
Historical Investments - Annual:
Six months ended June 30, 2009	$6,310	$5,177	$387	$5,564
2008	28,750	16,650	3,256	19,906
2007	22,314	5,630	5,900	11,530

FirstCity Financial Corporation

Supplemental Information

(Dollars in thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Analysis of Equity Investments
FirstCity’s average investment:
Domestic, Portfolio Asset Acquisition and Resolution segment	$13,928	$21,812	$14,366	$22,903
Domestic, Special Situations Platform segment	1,529	(110)	1,329	(63)
Latin America	17,484	23,798	17,783	23,311
Europe	12,754	31,163	12,989	30,793
Europe-Servicing subsidiaries	22,596	7,189	22,356	7,084
Latin America-Servicing subsidiaries	2,929	5,271	2,960	5,059
Total	$71,220	$89,123	$71,783	$89,087

FirstCity’s share of equity earnings (losses):
Domestic, Portfolio Asset Acquisition and Resolution segment	$515	$(112)	$516	$154
Domestic, Special Situations Platform segment	(642)	(356)	197	(356)
Latin America	1,391	735	(253)	1,104
Europe	227	2,394	979	4,080
Europe-Servicing subsidiaries	(89)	494	80	810
Latin America-Servicing subsidiaries	(204)	(147)	(467)	56
Total	$1,198	$3,008	$1,052	$5,848

Selected Other Data:
Average investment in consolidated portfolio assets and loans receivable:
Domestic, Portfolio Asset Acquisition and Resolution segment	$213,933	$129,338	$190,798	$126,342
Domestic, Special Situations Platform segment	30,344	18,366	29,557	12,906
Latin America	19,183	9,031	19,413	8,176
Europe	15,644	9,219	14,196	9,158
Canada	175	295	196	321
Total	$279,279	$166,249	$254,160	$156,903

Income from consolidated portfolio assets and loans receivable:
Domestic, Portfolio Asset Acquisition and Resolution segment	$14,218	$5,671	$22,990	$10,644
Domestic, Special Situations Platform segment	544	568	1,152	830
Latin America	1,111	382	1,887	703
Europe	405	327	981	603
Canada	8	11	16	24
Total	$16,286	$6,959	$27,026	$12,804

Servicing fee revenues:
Domestic partnerships:
Servicing fee revenue	$606	$347	$1,188	$709
Average servicing fee %	6.1%	5.4%	8.3%	4.0%
Latin American partnerships:
Servicing fee revenue	$1,722	$2,281	$3,458	$4,129
Average servicing fee %	43.7%	25.2%	41.9%	20.3%
Total Service Fees-Portfolio Assets:
Servicing fee revenue	$2,328	$2,628	$4,646	$4,838
Average servicing fee %	16.8%	17.0%	20.5%	12.8%
Service Fees-SBA loans:	$75	$78	$149	$68
Total Service Fees	$2,403	$2,706	$4,795	$4,906

Collections:
Domestic partnerships	$9,928	$6,378	$14,375	$17,575
Latin American partnerships	5,772	28,752	11,862	40,516
European partnerships	6,314	20,353	15,378	33,121
Partnership collections	22,014	55,483	41,615	91,212
Domestic consolidated	50,329	10,315	79,194	28,857
Latin American consolidated	899	543	1,336	1,029
European consolidated	462	568	1,624	1,029
Consolidated collections	51,690	11,426	82,154	30,915
Total collections	$73,704	$66,909	$123,769	$122,127

Servicing portfolio (face value) at period end:
Domestic	$775,307	$601,576
Latin America	1,019,685	1,614,533
Europe	1,698,442	1,154,890
Total	$3,493,434	$3,370,999

FirstCity Financial Corporation

Supplemental Information

(Dollars in thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
Illustration of the Effects of Foreign	June 30,		June 30,
Currency Fluctuations	2009	2008	2009	2008
Net earnings (loss) to common stockholders	$7,746	$(6,529)	$8,390	$(10,113)
Foreign currency gains (losses), net:
Euro	381	(187)	(60)	38
Mexican Peso	1,762	448	311	694
Argentine Peso	(8)	25	(49)	22
Canadian Dollar	15	3	10	(12)
Chilean Peso	79	(42)	203	62

Exchange rate at valuation date:
Euro	0.71	0.63
Mexican Peso	13.20	10.28
Argentine Peso	3.80	3.02
Canadian Dollar	1.16	1.01
Chilean Peso	539.98	513.20

FirstCity Financial Corporation

 Schedule of Estimated Unrealized Gross Profit from Portfolio Assets

June 30, 2009

(Unaudited)

	Basis in Portfolio Assets (1), (4)
($ in 000’s)	12/31/2007	12/31/2008	6/30/2009
Domestic	151,802	153,148	203,434
Europe	40,340	29,555	42,680
Latin America	26,844	29,867	29,138
Total	$218,987	212,570	275,252

	Estimated Remaining Collections (2)
	12/31/2007	12/31/2008	6/30/2009
Domestic	$195,845	217,347	298,447
Europe	52,617	39,341	59,692
Latin America	68,900	78,211	72,656
Total	$317,363	334,899	430,795

	Estimated Unrealized Gross Profit (3)
	12/31/2007	12/31/2008	6/30/2009
Domestic	$44,043	64,199	95,013
Europe	12,278	9,787	17,012
Latin America	42,056	48,344	43,518
Total	$98,376	122,329	155,543

	Estimated Unrealized Gross Profit %
	12/31/2007	12/31/2008	6/30/2009
Domestic	22.49%	29.54%	31.84%
Europe	23.33%	24.88%	28.50%
Latin America	61.04%	61.81%	59.90%
Total	31.00%	36.53%	36.11%

This schedule provides selected information related to the Company’s ownership interests in consolidated and non-consolidated Portfolio Assets and is provided for informational purposes to provide an indication of the future potential unrealized gross profit attributable to those portfolios. In preparing this schedule, management was required to make certain estimates and assumptions surrounding the underlying assets in the Portfolios that impact the reported amounts. Such estimates and assumptions could change in the future, as more information becomes known, which could impact the reported amounts. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates.

(1) Basis in Portfolio Assets represents FirstCity’s share of the unamortized purchase price of the Portfolios held by the various acquisition entities, some of which are consolidated by FirstCity and others held through equity investments in unconsolidated partnerships.

(2) Estimated Remaining Collections represents FirstCity’s share of future projected net cash collections expected from the Portfolios Assets.

(3) Unrealized Gross Profit represents the excess difference between the Estimated Remaining Collections and the Basis in Portfolio Assets.

(4) FirstCity considers Basis in Portfolio Assets a useful measurement of the Company’s underlying holdings and interests in Portfolio Assets. As FirstCity’s share of Basis in Portfolio Assets is considered a non-GAAP measure, the following reconciliation is provided:

	12/31/2007	12/31/2008	6/30/2009
FirstCity’s consolidated Portfolio Assets (as reported in “Total Portfolio Assets” on the balance sheet of the respective Form 10-K or 10-Q)	$122,001	148,213	237,426
Noncontrolling interests in FirstCity’s consolidated Portfolio Assets (component of “Non-controlling interests” on the balance sheet of the respective Form 10-K or 10-Q)	(4,474)	(11,460)	(38,482)
FirstCity’s interest in Portfolio Assets held by Acquisition Partnerships (a component of “Assets” as reported in the “Condensed Combined Balance Sheets” tabular disclosure under the “Equity Investments” footnote of the respective Form 10-K or 10-Q)	101,460	75,817	76,308
FirstCity’s basis in consolidated and non-consolidated Portfolio Assets	$218,987	212,570	275,252